As filed with the Securities and Exchange Commission on November 14, 2019

Registration No. 333-234263

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

 FORM S-1

 REGISTRATION STATEMENT

 UNDER

 THE SECURITIES ACT OF 1933

TONIX PHARMACEUTICALS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	2834	26-1434750
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

 509 Madison Avenue, Suite 1608

 New York, New York 10022

 (212) 980-9155

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Seth Lederman

Chief Executive Officer

 Tonix Pharmaceuticals Holding Corp.

509 Madison Avenue, Suite 1608

New York, New York 10022

(212) 980-9155

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Lerner, Esq. Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (973) 597-6394	Ivan K. Blumenthal, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 (212) 692-6784

Approximate date of commencement of proposed sale to public:	As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Class A Units consisting of: (4)	$5,000,000	$—
(i) Common Stock, par value $0.001 per share
(ii) Warrants to purchase Common Stock (5)
(iii) Common Stock Purchase Warrants (5)
Class B Units consisting of: (4)	$5,000,000	$—
(i) Series A Convertible Preferred Stock, par value $0.001 per share
(ii) Warrants to purchase Common Stock (5)
(iii) Common Stock issuable upon conversion of the Series A Convertible Preferred Stock
(iv) Common Stock Purchase Warrants (5)
Common Stock issuable upon the exercise of the warrants to purchase Common Stock and Common Stock Purchase Warrants (6)	$15,000,000	$—
Total	$25,000,000	$3,245

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. See “Underwriting.”
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	$2,239 of the Registration Fee has been previously paid.
(4)	The proposed maximum aggregate offering price of Class A Units proposed to be sold in the offering will be increased on a dollar-for-dollar basis on the proposed maximum offering price of any Class B Units offered but not sold in the offering, and as such the proposed aggregate maximum offering price of the Class A Units and Class B Units, if any, is $10,000,000.
(5)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(6)	The Warrants to purchase common stock and the Common Stock Purchase Warrants are exercisable at a per share exercise price equal to 100% of the public offering price of a Class A Unit. The proposed maximum aggregate public offering price of the shares of Common Stock issuable upon exercise of the Warrants to purchase common stock and the Common Stock Purchase Warrants was calculated to be $15,000,000, which is equal to 100% of $15,000,000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated November 14, 2019

1,893,939 Class A Units Consisting of Common Stock and Warrants and Common Stock Purchase Warrants

and

5,000 Class B Units Consisting of Series A Convertible Preferred Stock and Warrants  and Common Stock Purchase Warrants

We are offering 1,893,939 Class A Units consisting of, in the aggregate, 1,893,939 shares of our common stock, warrants to purchase, in the aggregate, 1,893,939 shares of our common stock, which we refer to as Warrants, and common stock purchase warrants, which we refer to as Common Warrants, to purchase, in the aggregate, 946,970 shares of our common stock. The Warrants and Common Warrants will have an exercise price equal to 100% of the public offering price of the Class A Units per share of common stock, which Warrants and Common Warrants will be exercisable upon issuance. Each Class A Unit sold in this offering consists of one share of our common stock, a Warrant to purchase one share of our common stock and a Common Warrant to purchase one-half of a share common stock. The shares of common stock, Warrants and Common Warrants that are part of a Class A Unit are immediately separable and will be issued separately in this offering. The number of Class A Units sold in this offering will increase to the extent that fewer, if any, Class B Units are purchased in this offering.

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units (together with the Class A Units, the “Units”). Each Class B Unit will consist of one share of our newly designated Series A Convertible Preferred Stock, or the Series A Preferred Shares, with a stated value of $1,000 and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of Warrants and Common Warrants as would have been issued to such purchaser of Class B Units if they had purchased Class A Units based on the public offering price. Assuming an offering price of $2.64 per Class A Unit (the closing price of our common stock as reported on the Nasdaq Global Market on November 13, 2019), the Series A Preferred Shares included in a Class B Units will be convertible into an aggregate of 1,893,940 shares of our common stock (378.788 shares per Class B Unit) and the Warrants and Common Warrants included in a Class B Units will be exercisable for an aggregate of 2,840,910 shares of common stock (378.788 shares per Class B Unit at an exercise price of 100% of the public offering price of the Class A Units per share of common stock). The Series A Preferred Shares do not generally have any voting rights unless and until converted into shares of common stock. The Series A Preferred Shares, Warrants and Common Warrants that are part of a Class B Unit are immediately separable and will be issued separately in this offering.

The number of shares of our common stock outstanding after this offering will fluctuate depending on how many Class B Units are sold in this offering and whether and to what extent holders of Series A Preferred Shares convert their shares to common stock. To the extent we sell any Class B Units in this offering, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series A Preferred Shares issued as part of the Class B Units.

Our common stock is listed on The Nasdaq Global Market under the symbol “TNXP.” On November 13, 2019, the last reported sale price of our common stock as reported on The Nasdaq Global Market was $2.64 per share. The public offering price per Class A Units will be determined between us and the underwriter based on the closing price of our common stock prior to pricing and market conditions at the time of pricing, and may be at a discount to the current market price. The public offering price of the Class B Units will be $1,000 per unit.

There is no established trading market for the Warrants, Common Warrants or Series A Preferred Shares, and we do not expect an active trading market to develop. We do not intend to list the Warrants, Common Warrants or Series A Preferred Shares on any securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants, Common Warrants and Series A Preferred Shares will be limited.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

	Per Class A Unit		Per Class B Unit		Total
Public offering price		$		$
Underwriting discount(1)		$		$
Proceeds, before expenses, to us		$		$

(1)	We refer you to the “Underwriting” section of this prospectus for additional information regarding total underwriter compensation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares against payment therefor on or about                , 2019.

Sole Book-Running Manager

A.G.P.

The date of this prospectus is                 , 2019

You should rely only on the information contained or incorporated by reference in this prospectus and any related free writing prospectus that we may provide to you in connection with this offering. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the applicable document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus and any such free writing prospectus outside of the United States.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information.

 -i-

SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this prospectus and the documents incorporated by reference in their entirety including “Risk Factors” included in this prospectus and incorporated by reference and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the financial statements and the notes to those financial statements incorporated by reference in this prospectus.

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to Tonix Pharmaceuticals Holding Corp., a Nevada corporation.

All trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Company Overview

We are a clinical-stage biopharmaceutical company focused on discovering and developing small molecules and biologics to treat psychiatric, pain and addiction conditions, to improve biodefense through potential medical counter-measures, to treat transplant rejection and to treat gastric and pancreatic cancers. Our most advanced drug development program is focused on delivering a safe and effective long-term treatment for posttraumatic stress disorder, or PTSD. PTSD is characterized by chronic disability, inadequate treatment options, high utilization of healthcare services, and significant economic burden. We have assembled a management team with significant industry experience to lead the development of our product candidates. We complement our management team with a network of scientific, clinical, and regulatory advisors that includes recognized experts in the fields of PTSD, other central nervous system disorders and biodefense.

Our lead product candidate, TNX-102 SL is a proprietary sublingual tablet formulation of cyclobenzaprine, or CBP, designed for bedtime administration. TNX-102 SL is an investigational new drug that has not been approved for any indication. TNX-102 SL is in Phase 3 development as a potential treatment for PTSD. We are currently enrolling participants in the Phase 3 RECOVERY trial, which is a double-blind, placebo-controlled study evaluating daily bedtime administration of TNX-102 SL in individuals with PTSD from trauma within 9 years of screening. The FDA has conditionally accepted the proposed trade name Tonmya® for TNX-102 SL for the treatment of PTSD. Tonix is also developing TNX-102 SL as a bedtime treatment for fibromyalgia and agitation in Alzheimer’s disease, under separate Investigational New Drug applications, or INDs, to support potential pivotal efficacy studies. Tonix has met with FDA to discuss a separate IND for treating alcohol use disorder. The fibromyalgia program is in Phase 3 development, the agitation in Alzheimer’s program is Phase 2 ready and the alcohol use disorder program is in the pre-IND application stage. TNX-1300 (double-mutant cocaine esterase) is being developed under an IND and is in Phase 2 development for the treatment of life-threatening cocaine intoxication. Tonix has two other programs in the pre-IND application stage of development for PTSD, but with different mechanisms than TNX-102 SL and designed for daytime dosing: TNX-601 (tianeptine oxalate) and TNX-1600, a triple reuptake inhibitor. TNX-601 is also in development for a potential indication - neurocognitive dysfunction associated with corticosteroid use. Data on TNX-601 from a Phase 1 clinical formulation selection pharmacokinetic study that is being conducted outside of the U.S. is expected in the second half of 2019. TNX-801 (live virus vaccine for percutaneous [scarification] administration) is a potential smallpox-preventing vaccine based on a live synthetic version of horsepox virus, currently in the pre-IND application stage. TNX-1500 is being developed to prevent and treat organ transplant rejection, as well as to treat autoimmune conditions, and is in the pre-IND application stage. Finally, TNX-1700 is being developed to treat gastric and pancreatic cancers and is currently in the pre-IND application stage.

Risk Factors

Investing in our securities involves a high degree of risk. You should carefully consider all of the information in this prospectus and in the documents incorporated by reference prior to investing in our securities. These risks are discussed more fully in the section titled “Risk Factors” herein and in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference in this prospectus. These risks and uncertainties include, but are not limited to, the following:

●	We have incurred significant losses and anticipate that we will continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.
●	Our profitability depends on our ability to develop and commercialize our current and future product candidates.
●	Our ability to continue as a going concern will require us to obtain additional financing to fund our current operations, which may be unavailable on acceptable terms, or at all.
●	Because our product candidates are in the clinical stage of development, there is a high risk of failure, and we may never succeed in developing marketable products or generating product revenue.
●	We may encounter substantial delays in our clinical trials, or our clinical trials may fail to demonstrate the safety and efficacy of our product candidates to the satisfaction of applicable regulatory authorities.
●	It may be difficult for us to predict the time and cost of product development. Unforeseen problems may prevent further development or approval of our product candidates.
●	We will require substantial additional financing to achieve our goals, and a failure to obtain necessary capital when needed would force us to delay, limit, reduce or terminate our product development or commercialization efforts.
●	We rely, and expect to continue to rely, on third parties to conduct preclinical studies and clinical trials for our product candidates, and if they do not properly and successfully perform their obligations to us, we may not be able to obtain regulatory approvals for our product candidates.
●	We face substantial competition from other pharmaceutical and biotechnology companies, which may result in others discovering, developing or commercializing products before, or more successfully, than we do.
●	It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection. If our patent position and other intellectual property rights do not adequately protect our product candidates, others could compete against us (including directly), which could materially harm our business, results of operations and financial condition.

Corporate Information

We were incorporated on November 16, 2007 under the laws of the State of Nevada as Tamandare Explorations Inc. On October 11, 2011, we changed our name to Tonix Pharmaceuticals Holding Corp. Our principal executive offices are located at 509 Madison Avenue, Suite 1608, New York, New York 10022, and our telephone number is (212) 980-9155. Our website addresses are www.tonixpharma.com, www.tonix.com, and www.krele.com. The information on our websites is not part of this prospectus. We have included our website addresses as a factual reference and do not intend them to be active links to our websites.

On November 1, 2019, we effected a one-for-ten reverse stock split of our issued and outstanding shares of common stock and corresponding proportional reduction in the number of shares of common stock authorized for issuance under our articles of incorporation. All per share amounts and number of shares in this prospectus give retroactive effect to the reverse stock split.

THE OFFERING

Class A Units offered by us	1,893,939 Class A Units, each consisting of one share of our common stock, par value $0.001 per share, one Warrant to purchase one share of our common stock at an exercise price per share equal to 100% of the public offering price of a Class A Unit, and a Common Warrant to purchase one-half of a share of our common stock at an exercise price per share equal to 100% of the public offering price of a Class A Unit. The number of Class A Units sold in this offering will increase to the extent that fewer, if any, Class B Units are purchased in this offering. The Class A Units will not be certificated and the shares of common stock, Warrants and Common Warrants that are part of such units will be immediately separable and will be issued separately in this offering.

Class B Units offered by us	5,000 Class B Units, each consisting of one Series A Preferred Share with a stated value of $1,000, one Warrant to purchase 378.788 shares of our common stock at an exercise price per share equal to 100% of the public offering price of a Class A Unit, and one Common Warrant to purchase 189.394 shares of our common stock at an exercise price per share equal to 100% of the public offering price of a Class A Unit, are also being offered to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering. Each Series A Preferred Share will convert into shares of our common stock at the public offering price of the Class A Units (which would be 378.788 shares assuming a public offering price of $2.64 per Class A Unit, the closing price of our common stock as reported on the NASDAQ Global Market on November 13, 2019) (1,893,940 shares in the aggregate). The Series A Preferred Shares generally do not have any voting rights and will not be certificated. The Series A Preferred Shares, Warrants and Common Warrants that are part of the Class B Units are immediately separable and will be issued separately in this offering. See “Description of Securities — Preferred Stock — Series A Convertible Preferred Stock” for a discussion of the terms of the Series A Preferred Shares.

Series A Convertible Preferred Stock

The Series A Preferred Shares will be convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation) at any time at the option of the holder, at the public offering price of the Class A Units. See “Description of Securities — Preferred Stock — Series A Convertible Preferred Stock” for a discussion of the terms of the Series A Preferred Shares.

Common stock outstanding immediately prior to this offering (as of November 13, 2019)	1,575,246 shares

Common stock to be outstanding immediately following this offering	5,363,125 shares, assuming 3,787,879 Class A Units are sold and no Class B Units are sold in this offering.

Warrants

Each Warrant included in the Class A Units and Class B Units will be exercisable for one of a share of common stock, will have an exercise price per share equal to 100% of the public offering price of a Class A Unit, will be exercisable upon issuance, and will expire five years from the date of issuance.

Common Stock Purchase Warrants	Each Common Warrant included in the Class A Units and Class B Units will be exercisable for one-half of a share of common stock, will have an exercise price per share equal to 100% of the public offering price of a Class A Unit, will be exercisable upon issuance, and will expire one year from the date of issuance. Beginning 30 days after issuance, the Common Warrants may be exercised at the option of the holder on a cashless basis, in whole or in part for a whole number of shares, for one share of common stock, during the period of time between the date that is 30 days after issuance and the date that is 12 months after issuance.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $9.0 million based upon an assumed public offering price of $2.64 per Class A Unit and $1,000 per Class B Unit and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with our existing cash, to fund Phase 3 development for our lead product candidate, TNX-102 SL, to advance the development of our other product candidates, including in-licensed product candidates, to repurchase shares of our common stock pursuant to a stock buyback program, and for working capital and other general corporate purposes. See “Use of Proceeds.”

Dividend Policy	We have never declared or paid any cash dividends on our common stock, and currently do not plan to declare cash dividends on shares of our common stock in the foreseeable future. We expect that we will retain all of our available funds and future earnings, if any, for use in the operation and expansion of our business. See the section titled “Dividend Policy” for a more complete description of our dividend policy.

Risk Factors	An investment in our securities involves a high degree of risk. You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

The Nasdaq Global Market symbol

TNXP

There is no established public trading market for the Warrants, Common Warrants or Series A Preferred Shares, and we do not expect an active trading market to develop. We do not intend to list the Warrants, Common Warrants or Series A Preferred Shares on any securities exchange or other trading market. Without an active trading market, the liquidity of the Warrants, Common Warrants and Series A Preferred Shares will be limited.

The number of shares of common stock to be outstanding after this offering is based on 1,575,246 shares of common stock outstanding at November 13, 2019, assuming that only Class A Units are purchased in this offering and excludes the following:

●	shares of common stock that may be issued upon conversion of the Series A Preferred Shares to be issued in this offering;
●	shares of common stock that may be issued upon exercise of Warrants and Common Warrants to be issued in this offering;
●	109,036 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $199.57 per share;
●	496,486 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $42.14 per share;
●	55,825 shares of common stock reserved and available for issuance under our equity compensation plan; and
●	12,619 shares of common stock reserved and available for issuance under our employee stock purchase plan.

Unless otherwise indicated, all information in this prospectus reflects or assumes the following:

●	no issuance or exercise of stock options or warrants on or after September 30, 2019; and
●	a one-for-ten reverse stock split of our issued and outstanding shares of common stock, options and warrants effected on November 1, 2019 and the corresponding adjustment of all common stock prices per share and stock option and warrant exercise prices per share.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk including the risk of a loss of your entire investment. You should carefully consider the following risk factors, as well as those set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which are incorporated by reference in this prospectus. These risk factors contain, in addition to historical information, forward looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward looking statements. The occurrence of any of the following adverse developments described in the following risk factors and in the documents incorporated by reference could materially and adversely harm our business, financial condition, results of operations or prospects. In such event, the value of our securities could decline, and you could lose all or a substantial portion of the money that you pay for our securities. In addition, the risks and uncertainties discussed below and in the documents incorporated by reference are not the only ones we face. Our business, financial condition, results of operations or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could results in a complete loss of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus (as supplemented or amended) and the documents incorporated by reference in this prospectus.

Risks Related to our Securities and the Offering

If we sell securities in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time to time issue additional shares of common stock at a discount from the current market price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any of our securities sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible into common stock, our common stockholders could experience additional dilution and, as a result, our stock price may decline.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We will have considerable discretion in the application of the net proceeds of this offering, including for any of the purposes described in the section entitled “Use of Proceeds.” We intend to use the net proceeds from this offering to fund clinical development of our product candidates and working capital and other general corporate purposes. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

An active trading market for our common stock may not be sustained.

Although our common stock is listed on the NASDAQ Global Market, the market for our shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our common stock may impair investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

The market price for our common stock may be volatile, and your investment in our securities could decline in value.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of the securities of biotechnology and specialty pharmaceutical companies, particularly companies like ours without product revenues and earnings, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

●	announcements of technological innovations or new products by us or our competitors;
●	announcement of FDA approval or disapproval of our product candidates or other product-related actions;
●	developments involving our discovery efforts and clinical studies;
●	developments or disputes concerning patents or proprietary rights, including announcements of infringement, interference or other litigation against us or our potential licensees;
●	developments involving our efforts to commercialize our products, including developments impacting the timing of commercialization;
●	announcements concerning our competitors, or the biotechnology, pharmaceutical or drug delivery industry in general;
●	public concerns as to the safety or efficacy of our product candidates or our competitors’ products;
●	changes in government regulation of the pharmaceutical or medical industry;
●	changes in the reimbursement policies of third party insurance companies or government agencies;
●	actual or anticipated fluctuations in our operating results;
●	changes in financial estimates or recommendations by securities analysts;
●	developments involving corporate collaborators, if any;
●	changes in accounting principles; and
●	the loss of any of our key scientific or management personnel.

In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business, operating results and financial condition.

We could be delisted from Nasdaq, which could seriously harm the liquidity of our stock and our ability to raise capital.

On August 28, 2019, we received a written notice from Nasdaq staff indicating that, based upon the closing bid price of our common stock for the last 30 consecutive business days, we no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided a period of 180 calendar days, or until February 24, 2020, in which to regain compliance. On November 1, 2019, we effected a one-for-ten reverse stock split and as of November 13, 2019 have been trading above the minimum bid price of $1 per share for a nine consecutive trading days. However, we have not yet and may be unable to regain compliance with our current minimum bid price obligation or other listing requirements, which could cause us to lose eligibility for continued listing on the Nasdaq Capital Market or any comparable trading market.

If we cease to be eligible to trade on Nasdaq:

●	We may have to pursue trading on a less recognized or accepted market, such as the OTC Bulletin Board or the “pink sheets.”

●	Shares of our common stock could be less liquid and marketable, thereby reducing the ability of stockholders to purchase or sell our shares as quickly and as inexpensively as they have done historically. If our stock is traded as a “penny stock,” transactions in our stock would be more difficult and cumbersome.

●	We may be unable to access capital on favorable terms or at all, as companies trading on alternative markets may be viewed as less attractive investments with higher associated risks, such that existing or prospective institutional investors may be less interested in, or prohibited from, investing in our common stock. This may also cause the market price of our common stock to decline.

We do not anticipate paying dividends on our common stock and, accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our common stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and limitations under applicable law, and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value.

There is no active, public market for the Series A Preferred Shares being offered in this offering.

There is no established public trading market for the Series A Preferred Shares being offered in this offering. We do not intend to apply to list the Series A Preferred Shares on a securities exchange. Without an active trading market, the liquidity of the Series A Preferred Shares will be limited.

The Series A Preferred Shares have limited voting rights.

Holders of Series A Preferred Shares generally will not have the right to vote on any matters brought before the Company’s stockholders, either as a separate class or on an as-converted-to-common stock-basis, and will not have the right to vote on members of the Company’s board of directors. The holders of Series A Preferred Shares will have the right to vote only on certain material changes in the terms of the Series A Preferred Stock and on other matters as may be required by Nevada law.

There is no public market for the Warrants or Common Warrants being sold in this offering.

There is no established public trading market for the Warrants or Common Warrants contained in the units being offered in this offering, and we do not expect a market to develop. We do not intend to apply for listing of any such warrants on any national securities exchange or other trading market. Without an active market, there will be no or limited liquidity for the warrants.

The Warrants included in this offering may not have any value.

The Warrants will be immediately exercisable, and will expire on the fifth anniversary of the date of issuance. In the event the trading price of our common stock does not exceed the exercise price of the Warrants during the period when the warrants are exercisable, the warrants may not have any value.

As a holder of Warrants or Common Warrants, you will have no rights as a common stockholder with respect to the common stock underlying the warrants until you acquire our common stock.

Until you acquire our common stock upon exercise of your Warrants or Common Warrants, you will have no rights with respect to the common stock underlying those Warrants and Common Warrants. Upon exercise of your Warrants or Common Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date for actions to be taken by our common stockholders occurs after the date you exercise your Warrants or Common Warrants.

We expect that our quarterly results of operations will fluctuate, and this fluctuation could cause our stock price to decline.

Our quarterly operating results are likely to fluctuate in the future. These fluctuations could cause our stock price to decline. The nature of our business involves variable factors, such as the timing of the research, development and regulatory pathways of our product candidates, which could cause our operating results to fluctuate.

Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

The rights of the holders of our securities may be impaired by the potential issuance of preferred stock.

Our articles of incorporation give our board of directors the ability to designate and issue preferred stock in one or more series. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the relative voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could have the effect of discouraging, delaying or preventing a change of control of us. The possible impact on takeover attempts could adversely affect the price of our securities. Although we have no present intention to designate any series, or issue any shares, of preferred stock, other than pursuant to this offering, we may do so in the future.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. Our research coverage by industry and financial analysts is currently limited. Even if our analyst coverage increases, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our bylaws designate the Eighth Judicial District Court of Clark County, Nevada as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our bylaws require that, to the fullest extent permitted by law, and unless the Company consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, will, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following:

●	any derivative action or proceeding brought in the name or right of the Company or on its behalf,
●	any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders,
●	any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of our articles of incorporation or bylaws, or
●	any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of our articles of incorporation or bylaws.

Because the applicability of the exclusive forum provision is limited to the extent permitted by law, we believe that the exclusive forum provision would not apply to suits brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended (Exchange Act), or any other claim for which the federal courts have exclusive jurisdiction, and that federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act of 1933, as amended (Securities Act). We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain, and our officers and representatives may from time to time make, “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “goal,” “seek,” “project,” “strategy,” “likely,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements are neither historical facts, nor should they be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our history of operating losses and expectation that we will continue to incur operating losses for the foreseeable future;
●	our current and future capital requirements to support our development efforts and our ability to satisfy our capital needs;
●	our ability to obtain FDA approval for any of our product candidates;
●	our ability to maintain or protect the validity of our patents and other intellectual property;
●	our ability to retain key executives and medical and science personnel;
●	our ability to internally develop new inventions and intellectual property;
●	interpretations of current laws and the passages of future laws;
●	acceptance of our business model by investors;
●	the accuracy of our estimates regarding expenses and capital requirements; and
●	our ability to adequately support growth.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein and in the documents incorporated by reference herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, do not protect any forward-looking statements that we make in connection with this offering. All forward-looking statements included in this prospectus and in the documents incorporated by reference in this prospectus are based on information available to us on the date of this prospectus or the date of the applicable document incorporated by reference. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus and in the documents incorporated by reference in this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY OUR MANAGEMENT. IN REVIEWING THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT THERE MAY BE OTHER POSSIBLE RISKS THAT COULD BE IMPORTANT.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $9.0 million from the sale of the units offered in this offering based on an assumed public offering price of $2.64 per Class A Unit (the last reported sale price of our common stock on The Nasdaq Global Market on November 13, 2019) and $1,000 per Class B Unit, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. This amount does not include the proceeds which we may receive in connection with the exercise of Warrants or Common Warrants. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.

Assuming 3,787,879 Class A Units sold in the offering and no Class B Units are sold in the offering, each $0.50 increase (decrease) in the assumed public offering price of $2.64 per Class A Unit (the last reported sale price of our common stock on The Nasdaq Global Market on November 13, 2019) would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $1.8 million.

We currently expect to use the net proceeds from this offering to fund Phase 3 development for our lead product candidate, TNX-102 SL, to advance the development of our other product candidates, including in-licensed product candidates, to repurchase shares of our common stock pursuant to a stock buyback program, and for working capital and other general corporate purposes.

Although we may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities, we have no current understandings, agreements or commitments to do so.

We may also increase or decrease the total number of shares of Class A Units we are offering. Assuming 3,787,879 Class A Units are sold in the offering and no Class B Units are sold in the offering, an increase (decrease) of 100,000 in the total number of Class A Units we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $0.2 million, assuming the public offering price stays the same. Assuming 3,787,879 Class A Units are sold in the offering and no Class B Units are sold in the offering, an increase of 100,000 in the total number of shares of common stock we are offering, together with a $0.50 increase in the assumed public offering price of $2.64 per Class A Unit (the last reported sale price of our common stock on The Nasdaq Global Market on November 13, 2019) would increase the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $2.1 million. Assuming 3,787,879 Class A Units are sold in the offering and no Class B Units are sold in the offering, a decrease of 100,000 in the total number of Units we are offering, together with a $0.50 decrease in the assumed public offering price of $2.64 per Class A Unit (the last reported sale price of our common stock on The Nasdaq Global Market on November 13, 2019) would decrease the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $2.0 million. We do not expect that a change in the offering price or the total number of shares by these amounts would have a material effect on our intended uses of the net proceeds from this offering, although it may impact the amount of time prior to which we may need to seek additional capital.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock trades on The Nasdaq Global Market under the symbol “TNXP”. The last reported closing price of our common stock on The Nasdaq Global Market was on November 13, 2019 was $2.64 per share.

Holders

As of November 13, 2019 we had 105 registered holders of record of our common stock. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares of record are held through banks, brokers, other financial institutions and registered clearing agencies.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our Board of Directors may deem relevant. In addition, the terms of our revolving credit facility place certain limitations on the amount of cash dividends we can pay, even if no amounts are currently outstanding.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019:

●	on an actual basis, adjusted to reflect the reverse stock split of one-for-ten effective November 1, 2019; and
●	on an as-adjusted basis to reflect the issuance and sale by us of (i) 3,787,879 Class A Units in this offering at the assumed public offering price of $2.64 per unit, and (ii) no Class B Units, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

You should read this information together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which are incorporated by reference in this prospectus, and our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of September 30, 2019
	Actual	As Adjusted
	(unaudited)
	(in thousands, except per share data)
Cash and cash equivalents	$10,024	$19,014
Other long-term liabilities	$51	$51
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 15,000,000 authorized, 1,575,246 issued and outstanding (actual); 5,363,125, issued and outstanding, as adjusted	2	5
Preferred stock, $0.001 par value; 5,000,000 authorized, zero issued and outstanding (actual), 5,000,000 authorized, zero issued and outstanding, as adjusted	—	—
Additional paid-in capital	218,258	227,245
Accumulated deficit	(208,363)	(208,363)
Accumulated other comprehensive loss	(42)	(42)
Total shareholders’ equity	9,855	18,845
Total capitalization	$9,906	$18,906

To the extent we sell any Class B Units in this offering, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series A Preferred Shares issued as part of the Class B Units.

Assuming 3,787,879 Class A Units are sold in the offering and no Class B Units are sold in this offering, each $0.50 increase (or decrease) in the assumed public offering price of $2.64 per unit (the last reported sale price of our common stock on The Nasdaq Global Market on November 13, 2019) would increase (or decrease) the amount of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $1.8 million, assuming the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, assuming 3,787,879 Class A Units are sold in the offering and no Class B Units are sold in this offering, each increase (decrease) of 100,000 units offered by us would increase (decrease) cash and cash equivalents, total stockholders’ equity and total capitalization on an as adjusted basis by approximately $0.2 million, assuming the assumed public offering price of $2.64 per unit (the last reported sale price of our common stock on The Nasdaq Global Market on November 13, 2019) remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Assuming 3,787,879 Class A Units are sold in the offering and no Class B Units are sold in this offering, each 100,000 unit increase in the number of units offered by us together with a concomitant $0.50 increase in the assumed public offering price of $2.64 per unit (the last reported sale price of our common stock on The Nasdaq Global Market on November 13, 2019) would increase each of cash and cash equivalents and total stockholders’ equity by approximately $2.1 million after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. Conversely, assuming 3,787,879 Class A Units are sold in the offering and no Class B Units are sold in this offering, each 100,000 unit decrease in the number of unit offered by us together with a concomitant $0.50 decrease in the assumed public offering price of $2.64 per unit (the last reported sale price of our common stock on The Nasdaq Global Market on November 13, 2019) would decrease each of cash and cash equivalents and total stockholders’ equity by approximately $2.0 million after deducting underwriting discounts and commissions and any estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock to be outstanding upon completion of this offering is based on 1,575,246 shares of our common stock outstanding as of September 30, 2019 and excludes:

●	shares of common stock that may be issued upon conversion of the Series A Preferred Shares to be issued in this offering;

●	shares of common stock that may be issued upon exercise of Warrants and Common Warrants to be issued in this offering;

●	109,036 shares of common stock issuable upon exercise of stock options outstanding at a weighted-average exercise price of $199.57 per share;
●	496,486 shares of common stock issuable upon exercise of warrants outstanding at a weighted-average exercise price of $42.14 per share;
●	55,825 shares of common stock reserved and available for issuance under our equity compensation plan; and
●	12,619 shares of common stock reserved and available for issuance under our employee stock purchase plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of November 13, 2019 by:

●	each of our stockholders who is known by us to beneficially own 5% or more of our common stock;
●	each of our named executive officers;
●	each of our directors; and
●	all of our directors and current officers as a group.

Beneficial ownership is determined based on the rules and regulations of the Securities and Exchange Commission, or the SEC. A person has beneficial ownership of shares if such individual has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that are subject to options or warrants held by that person and exercisable as of, or within 60 days of, November 13, 2019 are counted as outstanding. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of our common stock set forth opposite that person’s name. Unless indicated below, the address of each individual listed below is c/o Tonix Pharmaceuticals Holding Corp., 509 Madison Avenue, Suite 1608, New York, New York 10022.

Applicable percentage ownership in the following table is based on 1,575,246 shares of our common stock outstanding as of November 13, 2019 and also lists applicable percentage ownership based on 5,363,125 shares of our common stock assumed to be outstanding after completion of the offering.

			PERCENTAGE OF SHARES BENEFICIALLY OWNED
NAME OF OWNER	NUMBER OF SHARES OWNED(1)		Before Offering(2)	After Offering
Seth Lederman	7,054	(3)	*	*
Jessica Morris	660	(4)	*	*
Bradley Saenger	1,502	(5)	*	*
Gregory Sullivan	2,309	(6)	*	*
Margaret Smith Bell	400	(7)	*	*
David Grange	270	(8)	*	*
John Rhodes	900	(9)		*
Adeoye Olukotun	150	(10)	*	*
James Treco	1,000	(11)	*	*
Daniel Goodman	6	(12)	*	*

Officers and Directors as a Group (10 persons)	14,251	(13)	*	*

Iroquois Capital Management LLC	198,066	(14)	11.8	3.6

* Denotes less than 1%

(1) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of November 13, 2019 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage based upon 1,575,246 shares of common stock issued and outstanding as of November 13, 2019.

(3) Includes 2,758 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days, 5 shares of common stock underlying warrants, 205 shares of common stock owned by Lederman & Co, 33 shares of common stock owned by L&L, 59 shares of common stock owned by Targent, 30 shares of common stock owned by Leder Laboratories, Inc. (Leder Labs), 30 shares of common stock owned by Starling, 3,267 shares owned through a 401(k) account, 459 shares owned through an IRA account and 31 shares owned by Dr. Lederman’s spouse. Seth Lederman, as the Managing Member of Lederman & Co and Targent, the Manager of L&L and the Chairman of Leder Labs and Starling, has investment and voting control over the shares held by these entities.

(4) Includes 640 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days, and 3 shares of common stock underlying warrants.

(5) Includes 598 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days.

(6) Includes 904 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days.

(7) Includes 400 shares of common stock underlying options which are currently exercisable or vested or become exercisable within 60 days.

(8) Includes 270 shares of common stock underlying options which are currently exercisable or vested or become exercisable within 60 days.

(9) Includes 652 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days, and 13 shares of common stock underlying warrants

(10) Includes 150 shares of common stock underlying options which are currently exercisable or vested or become exercisable within 60 days.

(11) Includes 1,000 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days.

(12) Includes 5 shares of common stock underlying options which are currently exercisable or become exercisable within 60 days.

(13) Includes 7,377 shares of common stock underlying options which are currently exercisable or vested or become exercisable within 60 days, 205 shares of common stock owned by Lederman & Co, 33 shares of common stock owned by L&L, 59 shares of common stock owned by Targent, 30 shares of common stock owned by Leder Labs, 30 shares of common stock owned by Starling, 3,267 shares owned through a 401(k) account of Dr. Lederman, 459 shares owned through an IRA account of Dr. Lederman, 31 shares owned by Dr. Lederman’s spouse, and 21 shares of common stock underlying warrants owned directly by the executive officers and directors.

(14) Based upon a Schedule 13G (as amended) filed with the SEC on February 14, 2019 by Iroquois Capital Management L.L.C., and notifications to the Company received through March 13, 2019, Richard Abbe and Kimberly Page, Iroquois Master Fund Ltd. held 35,502 shares of common stock and warrants to purchase 35,698 shares of common stock; and Iroquois Capital Investment Group LLC held 62,563 shares of common stock and warrants to purchase 64,303 shares of common stock. Mr. Abbe shares authority and responsibility for the investments made on behalf of Iroquois Master Fund with Ms. Kimberly Page, each of whom is a director of the Iroquois Master Fund Ltd. As such, Mr. Abbe and Ms. Page may each be deemed to be the beneficial owner of all shares of common stock held by, and underlying the preferred stock and warrants held by, Iroquois Master Fund. Iroquois Capital is the investment advisor for Iroquois Master Fund and Mr. Abbe is the President of Iroquois Capital. Mr. Abbe has the sole authority and responsibility for the investments made on behalf of Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner of all shares of common stock held by, and underlying the preferred stock and warrants held by, Iroquois Master Fund and Iroquois Capital Investment Group LLC. Each of the Reporting Persons disclaims any beneficial ownership of any shares of common stock except to the extent of their pecuniary interest therein. The mailing address for each beneficial owner is 125 Park Ave, 25th floor, NY, NY 10017.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2016, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of (i) $120,000 or (ii) 1% of the average total assets of the Company at year end for the last two completed fiscal years; and
●	any of our directors, executive officers, promoters or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the section titled “Executive Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our articles of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation and bylaws, each as amended, and to the provisions of Chapters 78 and 92A of the Nevada Revised Statutes, as amended (“NRS”).

Common Stock

We are authorized to issue up to 15,000,000 shares of our common stock, par value $0.001 per share. As of November 13, 2019, there were 1,575,246 shares of our common stock issued and outstanding. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of our common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of our common stock voting for the election of directors collectively hold the voting power to elect all of our directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as dissolution, merger or an amendment to our articles of incorporation. However, a two-thirds vote is required for stockholders to amend our bylaws.

Subject to the rights of holders of shares of our preferred stock, if any, the holders of our common stock are entitled to share in all dividends that our board of directors, in its discretion, declares on our common stock from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share of our common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our common stock. Our common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to our common stock.

Exchange Listing

Our common stock is listed on The Nasdaq Global Market under the trading symbol “TNXP.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is vStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, none of which are currently outstanding. The shares of preferred stock may be issued in series, and each such series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the certificate of designation relating to such series, as approved by the board of directors and filed with the Nevada Secretary of State. Pursuant to our articles of incorporation, the board of directors is expressly vested with the authority, without further action by the stockholders, to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

Prior to the issuance of any series of preferred stock, we will further amend our articles of incorporation, as amended, by way of a certificate of designation designating such series and its terms. We will file a copy of the certificate of designation that contains the terms of each such series of preferred stock with the Nevada Secretary of State and the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions, including, as applicable:

●	the designation, stated value and liquidation preference of the series;
●	the number of shares within the series;
●	the offering price;
●	the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;
●	any redemption or sinking fund provisions;
●	the amount that shares of the series shall be entitled to receive in the event of our liquidation, dissolution or winding-up;
●	the terms and conditions, if any, on which shares of the series shall be convertible or exchangeable for shares of our stock of any other class or classes, or other series of the same class;
●	the voting rights, if any, of shares of the series; the status as to reissuance or sale of shares of the series redeemed, purchased or otherwise reacquired, or surrendered to us on conversion or exchange;
●	the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by us or any subsidiary, of the common stock or of any other class of our shares ranking junior to the shares of the series as to dividends or upon liquidation;
●	the conditions and restrictions, if any, on the creation of indebtedness by us or by any subsidiary, or on the issuance of any additional stock ranking on a parity with or prior to the shares of the series as to dividends or upon liquidation; and
●	any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of the series.

The issuance of any preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of our board of directors to issue preferred stock could discourage, delay or prevent a takeover or other corporate action.

On December 7, 2018, we filed with the Nevada Secretary of State a certificate of designation designating 11,984 shares of our preferred stock as Series A Convertible Preferred Stock, which we refer to as the 2018 Series A Preferred Stock, in connection with a units offering that included the issuance of all 11,984 designated shares of the 2018 Series A Preferred Stock. Prior to the date of this prospectus, all shares of the 2018 Series A Preferred Stock have been converted into shares of our common stock, and pursuant to the terms of the certificate of designation, all such converted shares have resumed the status of authorized but undesignated and unissued shares of our preferred stock and are no longer designated as Series A Convertible Preferred Stock. The certificate of designation relating to the 2018 Series A Preferred Stock was withdrawn on October 17, 2019.

Series A Convertible Preferred Stock

The following is a summary of the material terms of the Series A Convertible Preferred Stock, which we refer to as the Series A Preferred Shares or the Series A Preferred Stock. This summary is not complete. The following summary of the terms and provisions of the Series A Preferred Stock is qualified in its entirety by reference to the certificate of designation for the Series A Convertible Preferred Stock, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

General

Our board of directors has designated up to             shares of the 5,000,000 authorized shares of preferred stock as Series A Preferred Shares, par value $0.001 per share. When issued, the Series A Preferred Shares will be validly issued, fully paid and non-assessable. Each share of Series A Preferred Shares will have a stated value of $1,000 per share.

Rank

The Series A Preferred Stock will rank on parity to our common stock with respect to dividends and liquidation rights.

Conversion

Each Series A Preferred Share is initially convertible into shares of our common stock (subject to adjustment as provided in the certificate of designation for the Series A Preferred Stock) at any time at the option of the holder at a conversion price equal to the stated value of the Series A Preferred Shares of $1,000 divided by the public offering price of the Class A Units in this offering. Holders of Series A Preferred Shares will be prohibited from converting the Series A Preferred Shares into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, holders of Series A Preferred Shares will be entitled to receive the same amount that a holder of our common stock would receive if the Series A Preferred Shares were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights

Holders of Series A Preferred Shares generally will not have the right to vote on any matters brought before the Company’s common stockholders, either as a separate class or on an as-converted-to-common-stock basis, and will not have the right to vote for members of the Company’s board of directors. However, the affirmative vote of the holders of a majority of the then-outstanding Series A Preferred Shares will be required to (a) alter or change adversely the powers, preferences or rights of the Series A Preferred Shares, (b) amend our articles of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders of Series A Preferred Shares, (c) increase the number of authorized Series A Preferred Shares, (c) issue any Series A Preferred Shares other than pursuant to the certificate of designation for the Series A Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividends

Series A Preferred Shares will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series A Preferred Shares will participate, on an as-if-converted-to-common stock-basis, in any dividends paid to the holders of common stock.

Redemption

We are not obligated to redeem or repurchase any Series A Preferred Shares. Series A Preferred Shares are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing

We do not plan on making an application to list the Series A Preferred Shares on any national securities exchange or other nationally recognized trading system.

Warrants

The following is a summary of the material terms of the Warrants. This summary is not complete. The following summary of the terms and provisions of the Warrants is qualified in its entirety by reference to the Warrants and the warrant agency agreement, the forms of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Form

The Warrants will be issued in electronic book-entry form to the investors. You should review a copy of the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Warrants.

Exercisability

The Warrants are exercisable at any time after their original issuance, and at any time up to the date that is five years after their original issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation

A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants.

Exercise Price

The exercise price per share of common stock purchasable upon exercise of the Warrants is equal to 100% of the public offering price of a Class A Unit. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise

The exercise price and the number of shares issuable upon exercise of the Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The warrant holders must pay the exercise price in cash upon exercise of the Warrants, unless such warrant holders are utilizing the cashless exercise provision of the Warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part, effective when the Warrants are exercised.

Anti-Dilution

In addition to the adjustments noted above under “Exercise Price,” the Warrants also contain anti-dilution protection upon the issuance of any common stock, securities convertible into common stock or certain other issuances at a price below the then-existing exercise price of the Warrants within two years of the date of issuance, with certain exceptions. The anti-dilution protection contained in the Warrants does not provide for the issuance of additional securities in the event of, or in place of, an adjustment to the then-existing exercise price of the Warrants. The terms of the Warrants, including these anti-dilution protections, may make it difficult for us to raise additional capital at prevailing market terms in the future.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

We do not plan on making an application to list the Warrants on any national securities exchange or other nationally recognized trading system.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Common Warrants

The following is summary of the material terms of the Common Warrants. This summary is not complete. The following summary of the terms and provisions of the Common Warrants is qualified in its entirety by reference to the Common Warrants, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Form

The Common Warrants will be issued in electronic book-entry form to the investors. You should review a copy of the form of Common Warrant and the warrant agency agreement, the forms of which have been filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

Exercisability

The Common Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Common Warrant to the extent that the holder would own more than [4.99][9.99]% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants. No fractional shares of common stock will be issued in connection with the exercise of a Common Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Price

The exercise price per share of common stock purchasable upon exercise of the Common Warrants is equal to 100% of the public offering price of a Class A Unit. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise

The exercise price and the number of shares issuable upon exercise of the Common Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The common warrant holders must pay the exercise price in cash upon exercise of the Common Warrants, unless such holders are utilizing the cashless exercise provision of the Common Warrants, which is available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. Notwithstanding the foregoing, the Common Warrants may be exercised at the option of the holder on a cashless basis, in whole or in part, for a whole number of shares, for one share of common stock, during the period of time between the date that is 30 days after issuance and the date that is 12 months after issuance. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part, effective when the Common Warrants are exercised.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Common Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Common Warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a Common Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Common Warrant.

Anti-Takeover Effects of Provisions of the Articles of Incorporation and Bylaws

Articles of Incorporation and Bylaw Provisions. Our articles of incorporation and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. They are intended to enhance long-term value to our stockholders by increasing the likelihood of continued stability in the composition of our board of directors and its policies and may have the effect of discouraging certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. These provisions include the items described below.

Filling Vacancies. Any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

Meetings of Stockholders. Our bylaws provide that our president, our board of directors or a duly authorized committee of the board of directors may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements. Our bylaws include advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the amended and restated bylaws.

Amendment to Bylaws and Articles of Incorporation. As required by Nevada law, any amendment of our articles of incorporation must first be approved by a majority of our board of directors and, if required by law or our articles of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the bylaws, or by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting power of our company, voting together as a single class.

Blank Check Preferred Stock. Our articles of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may have the effect of discouraging an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the interests of our company or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more offerings or other transactions that might have the effect of diluting the relative voting or other rights of the proposed acquirer or activist stockholder or stockholder group. The issuance of shares of preferred stock with rights preferential to the common stock could have the effect of decreasing the amounts available for distribution to holders of shares of common stock. The issuance may also adversely affect the relative rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change of control of us.

Exclusive Forum Bylaws Provision. Our bylaws require that, to the fullest extent permitted by law, and unless the Company consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, will, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following:

●	any derivative action or proceeding brought in the name or right of the Company or on its behalf,
●	any action asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders,

●	any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of our articles of incorporation or bylaws, or
●	any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of our articles of incorporation or bylaws.

Because the applicability of the exclusive forum provision is limited to the extent permitted by law, we believe that the exclusive forum provision would not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and that federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act. We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) of their ownership and disposition of our common stock and Series A Convertible Preferred Stock or the related warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or Code, existing and proposed United States Treasury Regulations promulgated thereunder, current administrative rulings, and judicial decisions, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal tax consequences different from those set forth below. We have not obtained, and do not intend to obtain, any opinion of counsel or ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-United States, state or local jurisdiction or under any non-income tax laws, including United States federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address the potential application of the tax on net investment income or the alternative minimum tax. This discussion may not apply, in whole or in part, to particular U.S. holders and non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the United States federal income tax laws, including, without limitation:

●	insurance companies, banks or other financial institutions;
●	tax-exempt organizations;
●	pension plans;
●	controlled foreign corporations or passive foreign investment companies;
●	brokers or dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);
●	certain former citizens or long-term residents of the United States;
●	persons that hold our common stock, warrants, and Series A Convertible Preferred Stock as a position in a hedging transaction, straddle, conversion transaction, synthetic security or other integrated investment;
●	persons that hold or receive our common stock, warrants, and Series A Convertible Preferred Stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
●	persons that do not hold our common stock, warrants, and Series A Convertible Preferred Stock as a capital asset within the meaning of Section 1221 of the Code.

In addition, this discussion does not address the tax treatment of partnerships, including any entity or arrangement treated as a partnership for United States federal income tax purposes. Generally, the tax treatment of a person treated as a partner in such an entity will depend on the status of the partner, the activities of the partner and the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock, warrants, and Series A Convertible Preferred Stock, and partners in such partnerships, should consult their tax advisors.

THIS SUMMARY IS NOT INTENDED TO BE CONSTRUED AS LEGAL ADVICE. WE RECOMMEND THAT PROSPECTIVE INVESTORS CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, WARRANTS AND SERIES A CONVERTIBLE PREFERRED STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, ANY APPLICABLE INCOME TAX TREATIES, OR ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS).

Allocation of Purchase Price

For U.S. federal income tax purposes, each investor must allocate the purchase price paid by such investor among the purchased common stock, warrants, and Series A Convertible Preferred Stock, as applicable, based on their relative fair market values at the time of issuance. This allocation of the purchase price will establish the holder’s initial tax basis for U.S. federal income tax purposes in such investor’s purchased common stock, warrants, or Series A Convertible Preferred Stock, as applicable. The separation (as opposed to the disposition) of common stock, warrants, or Series A Convertible Preferred Stock pursuant to this offering should not be a taxable event for U.S. federal income tax purposes. Certain warrants may be treated as common stock for U.S. federal income tax purposes. Each holder should consult its own tax advisor regarding the allocation of the purchase price described herein.

The foregoing treatment of our common stock, warrants, and Series A Convertible Preferred Stock and an investor’s purchase price allocation are not binding on the IRS or the courts. Because there are no statutory, administrative or judicial authorities that directly address such investment units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each investor should consult with tax advisors regarding the risks associated with the acquisition of our common stock, warrants, and Series A Convertible Preferred Stock pursuant to this offering (including potential alternative characterizations) and regarding an allocation of the purchase price among the purchased common stock, warrants, and Series A Convertible Preferred Stock, as applicable, that each investor is treated as acquiring. The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

U.S. Holders

Definition of U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of our securities that is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation, created or organized in the United States or under the laws of the United States or any political subdivision thereof;
●	an estate whose income is subject to United States federal income tax regardless of its source; or
●	a trust whose administration is subject to the primary supervision of a United States court and which has one or more “United States persons” (as defined in the Code) who have the authority to control all substantial decisions of the trust, or which has made a valid election to be treated as a United States person.

If you are not a U.S. holder, this section does not apply to you. Please see the discussion under “Non-U.S. Holders” below.

Exercise or Expiration of Warrants and Constructive Distributions on Warrants

Sale, Exchange, Redemption or other Taxable Disposition of Warrants

Upon the sale, exchange, redemption or other taxable disposition of a warrant, in general, a U.S. holder will recognize taxable gain or loss measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the warrant. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the U.S. holder’s holding period for the warrant is more than one year. The deductibility of capital losses is subject to limitations.

Exercise or Expiration of Warrants

Upon the exercise of a warrant by paying the exercise price in cash, in general, a U.S. holder will not recognize gain or loss for U.S. federal income tax purposes, except to the extent the U.S. holder receives a cash payment for any fractional share of common stock that would otherwise have been issuable upon exercise of the warrant. The U.S. holder’s initial tax basis in a share of common stock received upon exercise will be equal to the sum of (1) the U.S. holder’s adjusted tax basis in the warrant and (2) the exercise price of the warrant. The U.S. holder’s holding period in the shares received upon exercise will commence on the day of exercise. If a warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to the U.S. holder’s adjusted tax basis in the warrant. Such loss will be long-term capital loss if, at the time of the expiration, the warrant has been held by the U.S. holder for more than one year. The deductibility of capital losses is subject to limitations.

Constructive Distributions on Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution if, and to the extent that, such adjustment has the effect of increasing a U.S. holder’s proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the holders of our common stock). An adjustment made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution should generally not be considered to result in a constructive distribution. Any such constructive distribution could be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Distributions on Common Stock and Series A Convertible Preferred Stock to U.S. Holder” below. U.S. holders should consult with tax advisors regarding the proper treatment of any adjustments to the warrants.

Distributions on Common Stock and Series A Convertible Preferred Stock to U.S. Holders

As described in the section captioned “Dividend Policy,” we do not anticipate declaring or paying distributions to holders of our common stock in the foreseeable future. In addition, as described in the section captioned “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock—Dividends,” Series A Convertible Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. However, if we do make distributions of cash or property on our common stock or Series A Convertible Preferred Stock, those payments will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce a U.S. holder’s tax basis in our common stock or Series A Convertible Preferred Stock, but not below zero, and then will be treated by a U.S. holder as gain from the sale of stock as described below under “Gain on Dispositions of Our Common Stock or Series A Convertible Preferred Stock by U.S. Holders.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided the common shares are held for more than 60 days during the 121-day period beginning 60 days before the exdividend date and certain other holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. Dividends paid by us will generally be treated as income from U.S. sources. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced maximum tax rate on dividends.

Gain on Disposition of Our Common Stock or Series A Convertible Preferred Stock by U.S. Holders

If a U.S holder sells or otherwise disposes of our common stock or Series A Convertible Preferred Stock (other than by conversion) in a taxable transaction, the U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or Series A Convertible Preferred Stock. The capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or Series A Convertible Preferred Stock is more than one year at the time of the disposition. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Conversion of Our Series A Convertible Preferred Stock into Our Common Stock

Generally, a U.S. holder will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of our Series A Convertible Preferred Stock (except to the extent the U.S. holder receives a cash payment for any fractional share that would otherwise have been issuable upon conversion of the Series A Convertible Preferred Stock). The adjusted tax basis of our common stock that a U.S. holder receives on conversion will equal the adjusted tax basis of the Series A Convertible Preferred Stock converted (decreased by the adjusted tax basis allocable to any fractional share that would otherwise have been issued upon conversion of the Series A Convertible Preferred Stock), and the holding period of such common stock received on conversion will include the period during which the U.S. holder held the Series A Convertible Preferred Stock prior to conversion.

In the event a U.S. holder’s Series A Convertible Preferred Stock is converted pursuant to an election by such U.S. holder in the case of certain acquisitions or fundamental changes or pursuant to certain other transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. In this regard, it is possible that any related adjustment of the conversion rate would be treated as a constructive distribution to the U.S. holder as described below under “U.S. Holders—Constructive Dividends on Series A Convertible Preferred Stock.” U.S. holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Constructive Dividends on Series A Convertible Preferred Stock

The conversion rate of our Series A Convertible Preferred Stock is subject to adjustment under certain circumstances, as described above under “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock.” Section 305(c) of the Code and Treasury regulations thereunder may treat a U.S. holder of our Series A Convertible Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “U.S. Holders—Distributions on Common Stock and Series A Convertible Preferred Stock to U.S. Holders,” if and to the extent that certain adjustments in the conversion rate (or failures to make such an adjustment) increase the proportionate interest of such U.S. holder in our earnings and profits. In certain other circumstances, an adjustment to the conversion rate of our Series A Convertible Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. holders of our common stock. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property.

Information Reporting and Backup Withholding

U.S. holders may be subject to information withholding and/or backup withholding with respect to the gross proceeds from the disposition of our securities, or from payments of dividends. Backup withholding (currently at the rate of 24%) may apply under certain circumstances if a U.S. holder (1) fails to furnish a social security or other taxpayer identification number, or TIN, (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly or (4) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is correct, that the U.S. holder is not subject to backup withholding and that the U.S. holder is a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle a U.S. holder to a refund with respect to) such U.S. holder’s federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons, including corporations and certain financial institutions, that demonstrate this fact if requested, are exempt from information reporting and backup withholding. U.S. holders should consult with tax advisors as to their qualification for exemption.

Non-U.S. Holders

Definition of Non-U.S. Holder

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock, warrants, or Series A Convertible Preferred Stock that is not, for United States federal income tax purposes:

●	an individual citizen or resident of the United States;
●	a corporation, or other entity taxable as a corporation, created or organized in the United States or under the laws of the United States or any political subdivision thereof;
●	an estate whose income is subject to United States federal income tax regardless of its source; or
●	a trust whose administration is subject to the primary supervision of a United States court and which has one or more “United States persons” (as defined in the Code) who have the authority to control all substantial decisions of the trust, or which has made a valid election to be treated as a United States person.

Exercise or Expiration of Warrants and Constructive Distributions on Warrants

Exercise or Expiration of Warrants

For certain Non-U.S. holders engaged in the conduct of a trade or business in the United States, the U.S. federal income tax treatment of the exercise of a warrant, or the expiration of a warrant, generally will correspond to the U.S. federal income tax treatment of the exercise or expiration of a warrant by a U.S. holder. For all other Non-U.S. holders, the exercise or expiration of a warrant generally will not be a U.S. taxable event.

Constructive Distributions on Warrants

Under Section 305 of the Code, an adjustment to the number of common shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution if, and to the extent that, such adjustment has the effect of increasing a non-U.S. holder’s proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the holders of our common stock). An adjustment made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Distributions to Non-U.S. Holders” below. Non-U.S. holders should consult with tax advisors regarding the proper treatment of any adjustments to the warrants.

Distributions to non-U.S. Holders

As described in the section titled “Dividend Policy,” we do not anticipate paying any cash dividends or making distributions of other property on our common stock in the foreseeable future. In addition, as described in the section captioned “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock—Dividends,” Series A Convertible Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. However, if we do make distributions of cash or property on our common stock or Series A Convertible Preferred Stock, those payments will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce a non-U.S. holder’s tax basis in our common stock or Series A Convertible Preferred Stock, but not below zero, and then will be treated by a non-U.S. holder as gain from the sale of stock as described below under “Gain on Dispositions of Our Common Stock, Warrants, or Series A Convertible Preferred Stock by Non-U.S. Holders.”

Subject to the discussion below on effectively connected income, backup withholding, and FATCA, any dividend paid to a non-U.S. holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. To receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN or W-8BEN-E (or applicable successor form) and certify qualification for the reduced rate. If a non-U.S. holder is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. If a non-U.S. holder holds our common stock and Series A Convertible Preferred Stock through a financial institution or other agent acting on such non-U.S. holder’s behalf, appropriate documentation will need to be provided to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the United States), are generally exempt from the 30% withholding tax if certain certification and disclosure requirements are satisfied. To obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI (or applicable successor form) properly certifying such exemption. However, such effectively connected dividends, although not subject to withholding tax, generally are taxed at the same United States federal income tax rates applicable to United States persons, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with the conduct of a trade or business in the United States may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult with tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require a non-U.S. holder to provide a United States taxpayer identification number.

For additional withholding rules that may apply to dividends, including dividends paid to foreign financial institutions (as specifically defined by the applicable rules) or to certain other foreign entities that have substantial direct or indirect United States owners, see the discussion below under the headings “Information Reporting and Backup Withholding” and “Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities.”

Gain on Disposition of Our Common Stock, Warrants, or Series A Convertible Preferred Stock by Non-U.S. Holders

Subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities,” a non-U.S. holder generally will not be required to pay United States federal income tax or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of our common stock, warrants, or Series A Convertible Preferred Stock unless:

●	the gain is effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder in the United States), in which case the non-U.S. holder will be required to pay tax on the net gain derived from the sale or disposition at the rates and in the manner applicable to United States persons, and an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) may also apply to a corporate non-U.S. holder;
●	such non-U.S. holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the non-U.S. holder will be required to pay a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or disposition, which gain may be offset by United States-source capital losses for the taxable year of the sale or disposition; or
●	our common stock, warrants, and Series A Convertible Preferred Stock constitute a United States real property interest by reason of our status as a “United States real property holding corporation”, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding such non-U.S. holder’s disposition of, or holding period for, our common stock, warrants, or Series A Convertible Preferred Stock, in which case the non-U.S. holder generally will be taxed on net gain derived from the sale or disposition at the rates applicable to United States persons.

We believe that we are not currently and will not become a USRPHC and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as United States real property interests only if a non-U.S. holder actually or constructively holds more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding such non-U.S. holder’s disposition of, or holding period for, our common stock or Series A Convertible Preferred Stock. Non- U.S. holders should consult with tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Conversion of Our Series A Convertible Preferred Stock into Our Common Stock

A non-U.S. holder generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of our Series A Convertible Preferred Stock (except to the extent the non-U.S. holder receives a cash payment for any fractional share that would otherwise have been issuable upon conversion of the Series A Convertible Preferred Stock).

Constructive Dividends on Series A Convertible Preferred Stock

The conversion rate of our Series A Convertible Preferred Stock is subject to adjustment under certain circumstances, as described above under “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock.” In certain circumstances, an adjustment to the conversion rate of our Series A Convertible Preferred Stock or a failure to make such an adjustment could potentially give rise to constructive distributions to non-U.S. holders of our common stock that are treated as dividends for U.S. federal income tax purposes. Any constructive dividend deemed paid to a non-U.S. holder will be subject to U.S. federal income tax or withholding tax in the manner described above under “Distributions to Non-U.S Holders.” It is possible that U.S. federal tax on the constructive dividend would be withheld, if applicable, from subsequent payments on the Series A Convertible Preferred Stock or our common stock.

Information Reporting and Backup Withholding

We (or the applicable paying agent) must report annually to the IRS the amount of dividends on our common stock or Series A Convertible Preferred Stock paid to non-U.S. holders and the amount of tax withheld, if any. A similar report will be sent to each non-U.S. holder. Copies of this information reporting may also be made available under the provisions of a specific income tax treaty or agreement with the tax authorities in a non-U.S. holder’s country of residence.

Non-U.S. holders will generally be subject to backup withholding (at a current rate of 24%) for dividends on our common stock or Series A Convertible Preferred Stock paid to such non-U.S. holders unless an exemption is established such as by, for example, properly certifying non-United States status on an IRS Form W-8BEN or W-8BEN-E (or applicable successor form). Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder of our common stock or Series A Convertible Preferred Stock is a United States person.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock, warrants, or Series A Convertible Preferred Stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of shares of common stock, warrants, or Series A Convertible Preferred Stock through a United States broker or the United States offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to such non-U.S. holder to the IRS and also to backup withhold on that amount unless the broker is provided with appropriate certification of status as a non-United States person or an exemption is otherwise established. Information reporting will also apply if a non-U.S. holder sells shares of common stock, warrants, or Series A Convertible Preferred Stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-United States person and certain other conditions are met, or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment may be refunded or credited against a non-U.S. holder’s United States federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS. Non-U.S. holders should consult with tax advisors regarding the application of the information reporting and backup withholding rules to investment in our common stock, warrants, or Series A Convertible Preferred Stock.

Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities

The Foreign Account Tax Compliance Act, or FATCA, imposes a United States federal withholding tax of 30% on certain payments to “foreign financial institutions” (as specifically defined under these rules) and certain other non-United States persons that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect United States security holders and/or United States account holders. Such payments generally include dividends on our common stock and Series A Convertible Preferred Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult with tax advisors regarding the possible implications of this legislation and any applicable intergovernmental agreements on investment in our common stock, warrants, and Series A Convertible Preferred Stock.

U.S. Federal Estate Tax

Certain securities beneficially owned by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for United States federal estate tax purposes and, therefore, may be subject to United States federal estate tax unless an applicable estate tax treaty or other treaty provides otherwise. Investors are urged to consult their own tax advisors regarding the United States federal estate tax consequences of the ownership or disposition of our securities.

THIS SUMMARY IS NOT INTENDED TO BE CONSTRUED AS LEGAL ADVICE. NON-U.S. HOLDERS ARE URGED TO CONSULT WITH TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK , WARRANTS, AND SERIES A CONVERTIBLE PREFERRED STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Alliance Global Partners is acting as the sole underwriter in this offering. We have entered into an underwriting agreement dated                       , 2019 with the Alliance Global Partners. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Underwriters	Number of Class A Units	Number of Class B Units
Alliance Global Partners

The underwriter is committed to purchase all the Units offered by us, if it purchases any Units. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions and representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts, Commissions and Expense Reimbursement

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us.

	Per Class A Unit	Per Class B Unit	Total
Public offering price	$	$	$

The underwriter proposes to offer the Units offered by us to the public at the public offering price per respective Unit set forth on the cover of this prospectus. In addition, the underwriters may offer some of the Units to other securities dealers at such price less a concession of up to $        per Class A Unit and $        per Class B Unit.

If all of the Units offered by us are not sold at the respective public offering prices per Unit, the underwriter may change the offering price per Unit and other selling terms by means of a supplement to this prospectus.

We have also agreed to reimburse certain of the underwriter’s out of pocket expenses not to exceed $140,000, including the fees of underwriters’ counsel, which will not exceed $100,000, $20,000 for IPREO software related expenses, $5,000 for background check expenses, $3,000 for tombstones and up to $12,000 in marketing related expenses including roadshow expenses.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discounts, commissions and underwriter expense reimbursement will be approximately $        million.

Lock-Up Agreements

We have agreed with the underwriter not to offer for sale, issue or sell, or register for offer or sale, any of our common stock or securities convertible into our common stock for a period of three months after the date of this prospectus, subject to certain exceptions. In addition, all of our directors and executive officers have entered into lock up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons, for a period of three months from the closing date of this offering, without the prior written consent of the underwriter, agree not to (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into or exercisable or exchangeable for shares our common stock owned or acquired on or prior to the closing date of this offering (including any common shares acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise, except for certain exceptions and limitations; (3) file or caused to be filed any registration statement relating to the offering of any shares of our capital shares; or (4) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to such securities.

Certain investors who purchase a minimum of $          of securities in the offering will enter into leak-out agreements (the “Leak-Out Agreements”) with the Company. Pursuant to the Leak-Out Agreements, beginning at such time of both the public announcement of the final pricing of the offering (the “Pricing Date”) and the Company or the Underwriter notifying each purchaser that each purchaser of $        or more of securities offered in this offering has executed a Leak-Out Agreement (the “Effective Time”) and ending on the earlier of 75 days after the Pricing Date and the date at which $9.0 million of shares of the Company’s common stock have traded since the Effective Time (the “Restricted Period”). If an investor party to a Leak-Out Agreement decides to sell any shares of the Company’s common stock or shares of common stock underlying any convertible securities or options held by the investor as of the date of the Leak-Out Agreement or any shares of common stock of the Company issuable upon exercise of the Series A Preferred Shares, Warrants or Common Warrants, such investor may only be permitted to sell such securities in such amount as shall equal up to such investor’s pro rata share of 25% in the aggregate of the cumulative percentage of composite trading volume of common stock for such date (including pre-market volume on such date) as reported by Bloomberg, LP on any given trading day, provided that this restriction will not apply on any day on which the price of the Company’s common stock trades by      % over the public offering price for the shares of common stock in this offering. These restrictions do not apply to any actual “long” sales of shares of common stock purchased in open market transactions by the investor or its trading affiliates during the Restricted Period.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of either class of Unit to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

The Nasdaq Global Market Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “TNXP.”

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales. Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its option to purchase additional shares of common stock and/or warrants to purchase common stock and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Global Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on The Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Certain Relationships

The underwriter and its affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage, and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement.

The underwriters and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our company. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction.

LEGAL MATTERS

The validity of the issuance of the shares of common stock and preferred stock offered hereby will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. Lowenstein Sandler, LLP, New York, New York, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Tonix Pharmaceuticals Holding Corp. Certain legal matters in connection with this offering will be passed upon for the underwriter by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

The consolidated balance sheets of Tonix Pharmaceuticals Holding Corp. and subsidiaries as of December 31, 2018 and 2017 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Nevada law. We also maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.tonixpharma.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus, and any references to this website or any other website are inactive textual references only. You may also request a copy of these filings, at no cost, by writing us at 509 Madison Avenue, Suite 1608, New York, New York 10022 or calling us at (212) 980-9155.

Incorporation of Documents by Reference

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission (“SEC”), which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 18, 2019, as amended on Form 10-K/A on March 18, 2019;
●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, filed with the SEC on May 13, 2019, June 30, 2019, filed with the SEC on August 12, 2019, and September 30, 2019, filed with the SEC on November 8, 2019;
●	our definitive Proxy Statement on Schedule 14A, filed on March 18, 2019;
●	our Current Reports on Form 8-K, filed on February 20, 2019, March 1, 2019, March 4, 2019, March 5, 2019, March 11, 2019, March 18, 2019, April 4, 2019, April 19, 2019, April 22, 2019, April 23, 2019, May 8, 2019, May 13, 2019, May 17, 2019, May 23, 2019, May 30, 2019, June 3, 2019, June 13, 2019, July 16, 2019, July 25, 2019, August 2, 2019, August 12, 2019, August 20, 2019, August 21, 2019, August 21, 2019, August 23, 2019, August 30, 2019, September 4, 2019, September 16, 2019, September 16, 2019, October 3, 2019, October 7, 2019, October 16, 2019, October 23, 2019, October 31, 2019, November 1, 2019, November 1, 2019, November 4, 2019, November 4, 2019, November 8, 2019 and November 14, 2019 (other than any portions thereof deemed furnished and not filed); and
●	the description of our common stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on July 23, 2013.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished ” to the SEC pursuant to the Securities Exchange Act of 1934, as amended shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

Tonix Pharmaceuticals Holding Corp.

509 Madison Avenue, Suite 1608

New York, New York 10022

Attention: Investor Relations

Telephone (212) 980-9155

You also may access these filings on our website at http://www.tonixpharma.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

1,893,939 Class A Units Consisting of Common Stock, Warrants and Common Warrants

5,000 Class B Units Consisting of Series A Convertible Preferred Stock, Warrants and Common Warrants

PROSPECTUS

, 2019

A.G.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and Nasdaq listing fee.

Item	Amount to be paid
SEC registration fee	$3,245
FINRA filing fee	3,088
Printing and engraving expenses	10,000
Legal fees and expenses	110,000
Accounting fees and expenses	40,000
Underwriter’s expenses	140,000
Miscellaneous fees and expenses	3,667
Total	$310,000

Item 14.	Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) 78.7502 provides that a corporation may indemnify, pursuant to the provisions of that statute, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. NRS 78.7502 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (a) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. Indemnification pursuant to NRS 78.7502 may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502 provides that any discretionary indemnification pursuant to the provisions of that statute (unless ordered by a court or advanced pursuant to NRS 78.751(2)), may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. NRS 78.751(2) provides that unless otherwise restricted by the corporation’s articles of incorporation or bylaws, or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation.

Our articles of incorporation provide that our directors or officers shall not be personally liable to us or our stockholders for monetary damages for breach of such director’s or officer’s fiduciary duty, except for liability (i) for any breach of the duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. Our articles of incorporation and our amended and restated bylaws provide for the indemnification of any of our directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the our company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, subject to certain express limitations and conditions. We believe that these provisions in our articles of incorporation bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Securities Act:

On April 10, 2017, we issued 23 shares of common stock to one investor upon the exercise of warrants issued October 26, 2016 for proceeds of $14,175.

On May 31, 2017, we issued 8 shares of common stock to a non-employee director in settlement for restricted stock units that vested in May 2017.

On June 1, 2017, we issued 8 shares of common stock to a non-employee director in settlement for restricted stock units that vested in May 2017.

On June 5, 2017, we issued 12 shares of common stock to a non-employee director in settlement for restricted stock units that vested in May 2017.

On June 6, 2017, we issued 8 shares of common stock to a non-employee director in settlement for restricted stock units that vested in May 2017.

On June 20, 2017, we issued 8 shares of common stock to a non-employee director in settlement for restricted stock units that vested in May 2017.

On July 11, 2017, we issued 8 shares of common stock to a non-employee director in settlement for restricted stock units that vested in May 2017.

On September 28, 2017, we issued 731 shares of common stock, at a price per share of $411.00, to Lincoln Park Capital Fund, LLC pursuant to that certain Purchase Agreement dated September 28, 2017.

On October 18, 2018, we issued 3,500 commitment shares to Lincoln Park as a fee for its commitment to purchase shares of our common stock pursuant to that certain Purchase Agreement dated October 18, 2018.

On August 20, 2019, we issued 35,529 commitment shares to Lincoln Park as a fee for its commitment to purchase shares of our common stock pursuant to that certain Purchase Agreement dated August 20, 2019.

Unless otherwise noted, all of the transactions described in Item 15 were exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act in that such sales did not involve a public offering, under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701, or under Rule 506 of Regulation D promulgated under the Securities Act.

Item 16.	Exhibits and financial statement schedules

(a)	Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser: If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit No.	Description

1.01	Form of Underwriting Agreement.#

3.01	Articles of Incorporation, filed as an exhibit to the Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) on April 9, 2008 and incorporated herein by reference.

3.02	Articles of Merger between Tamandare Explorations Inc. and Tonix Pharmaceuticals Holding Corp., effective October 11, 2011, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on October 17, 2011 and incorporated herein by reference.

3.03	Third Amended and Restated Bylaws, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on June 3, 2016 and incorporated herein by reference.

3.04	Certificate of Change of Tonix Pharmaceuticals Holding Corp., dated March 13, 2017 and effective March 17, 2017, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on March 16, 2017 and incorporated herein by reference.

3.05	Certificate of Amendment to Articles of Incorporation, effective June 16, 2017, filed as an exhibit to the Current report on Form 8-K, filed with the Commission on June 16, 2017 and incorporated herein by reference.

3.06	Specimen Common Stock Certificate, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2018 and incorporated herein by reference.

3.07	Certificate of Amendment to Tonix Pharmaceuticals Holding Corp.’s Articles of Incorporation, as amended, filed with the Secretary of State of the State of Nevada on May 3, 2019, filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on October 18, 2019 and incorporated herein by reference.

3.08	Form of Certificate of Designation of Series A Convertible Preferred Stock, filed as an exhibit to the Registration Statement on Form S-1, filed with the Commission on October 18, 2019 and incorporated herein by reference.

3.09

Certificate of Change to Articles of Incorporation, effective November 1, 2019, filed as an exhibit to the Current report on Form 8-K, filed with the Commission on October 31, 2019 and incorporated herein by reference.

4.01	Specimen Common Stock Certificate of the Registrant, filed as an exhibit to the Current Report on Form 8-K, filed with the Commission on May 24, 2018 and incorporated herein by reference.

4.02	Form of Warrant.#

4.03	Form of Common Stock Purchase Warrant.#

4.04	Form of Warrant Agency Agreement.#

4.05	Form of Warrant Agreement.#

5.01	Opinion of Brownstein Hyatt Farber Schreck, LLP.#

5.02	Opinion of Lowenstein Sandler, LLP.#

10.01	Lease Agreement, dated as of September 28, 2010, by and between 509 Madison Avenue Associates, L.P. and Tonix Pharmaceuticals, Inc., filed as an exhibit to the amended Current Report on Form 8-K/A, filed with the Commission on February 3, 2012 and incorporated herein by reference.

10.02	Tonix Pharmaceuticals Holding Corp. 2012 Amended and Restated Incentive Stock Option Plan, incorporated herein by reference to Appendix B to our Definitive Proxy Statement on Schedule 14A (File No. 000-54879), filed with the Commission on April 3, 2013.

10.03	Employment Agreement, between Tonix Pharmaceuticals Holding Corp. and Seth Lederman, dated February 11, 2014, filed as an exhibit to the Current Report on Form 8-K filed with the Commission on February 14, 2014 and incorporated herein by reference.*

10.04	Tonix Pharmaceuticals Holding Corp. 2014 Stock Incentive Plan, incorporated herein by reference to Annex A to our Definitive Proxy Statement on Schedule 14A (File No. 001-36019), filed with the Commission on May 2, 2014.

10.05	Lease Amendment and Expansion Agreement, dated February 11, 2014, by and between 509 Madison Avenue Associates, L.P. and Tonix Pharmaceuticals, Inc., filed as an exhibit to the Annual Report on Form 10-K filed with the Commission on February 27, 2015 and incorporated herein by reference.

10.06	Employment Agreement, between Tonix Pharmaceuticals Holding Corp. and Gregory Sullivan, dated June 3, 2014, filed as an exhibit to the Current Report on Form 8-K filed with the Commission on June 3, 2014 and incorporated herein by reference.*

10.07	Tonix Pharmaceuticals Holding Corp. 2016 Stock Incentive Plan, incorporated herein by reference to Annex A to our Definitive Proxy Statement on Schedule 14A (File No. 001-36019), filed with the Commission on March 25, 2016.

10.08	Tonix Pharmaceuticals Holding Corp. 2017 Stock Incentive Plan, incorporated herein by reference to Appendix A to our Definitive Proxy Statement on Schedule 14A (File No. 001-36019), filed with the Commission on May 2, 2017.

10.09	Tonix Pharmaceuticals Holding Corp. 2018 Equity Incentive Plan, incorporated herein by reference to our Definitive Proxy Statement on Schedule 14A (File No. 001-36019), filed with the Commission on April 19, 2018.

10.10	Tonix Pharmaceuticals Holding Corp. 2018 Employee Stock Purchase Plan, incorporated herein by reference to our Definitive Proxy Statement on Schedule 14A (File No. 001-36019), filed with the Commission on April 19, 2018

10.11	Sales Agreement, dated May 1, 2018, by and between Tonix Pharmaceuticals Holding Corp. and Cowen and Company, LLC, filed with the Commission on May 24, 2018 and incorporated herein by reference.

10.12	Registration Rights Agreement, dated October 18, 2018, between Tonix Pharmaceuticals Holding Corp. and Lincoln Park Capital Fund, LLC, filed as an exhibit to the Current Report on Form 8-K filed with the Commission on October 24, 2018 and incorporated herein by reference.

10.13	Purchase Agreement, dated October 18, 2018, between Tonix Pharmaceuticals Holding Corp. and Lincoln Park Capital Fund, LLC, filed as an exhibit to the Current Report on Form 8-K filed with the Commission on October 24, 2018 and incorporated herein by reference.

10.14	Tonix Pharmaceuticals Holding Corp. 2019 Stock Incentive Plan, incorporated herein by reference to Appendix A to our Definitive Proxy Statement on Schedule 14A (File No. 001-36019), filed with the Commission on March 18, 2019.

10.15	Tonix Pharmaceuticals Holding Corp. 2019 Employee Stock Purchase Plan, incorporated herein by reference to Appendix B to our Definitive Proxy Statement on Schedule 14A (File No. 001-36019), filed with the Commission on March 18, 2019.

10.16	License Agreement, dated May 20, 2019, between Tonix Pharmaceuticals Holding Corp. and The Trustees of Columbia University in the City of New York, filed as an exhibit to the Quarterly Report on Form 10-Q filed with the Commission on August 12, 2019 and incorporated herein by reference.

10.17	Registration Rights Agreement, dated August 20, 2019, between Tonix Pharmaceuticals Holding Corp. and Lincoln Park Capital Fund, LLC, filed as an exhibit to the Current Report on Form 8-K filed with the Commission on August 23, 2019 and incorporated herein by reference.

10.18	Purchase Agreement, dated August 20, 2019, between Tonix Pharmaceuticals Holding Corp. and Lincoln Park Capital Fund, LLC, filed as an exhibit to the Current Report on Form 8-K filed with the Commission on August 23, 2019 and incorporated herein by reference.

10.19

Asset Purchase Agreement, dated August 19, 2019, between Tonix Pharmaceuticals Holding Corp. and TRImaran Pharma, Inc., filed as an exhibit to the Quarterly Report on Form 10-Q filed with the Commission on November 8, 2019 and incorporated herein by reference.

10.20	First Amended and Restated Exclusive License Agreement, dated August 19, 2019, between Tonix Pharmaceuticals Holding Corp. and Wayne State University, filed as an exhibit to the Quarterly Report on Form 10-Q filed with the Commission on November 8, 2019 and incorporated herein by reference.

10.21

Exclusive License Agreement, dated September 16, 2019, between Tonix Pharmaceuticals Holding Corp. and The Trustees of Columbia University in the City of New York, filed as an exhibit to the Quarterly Report on Form 10-Q filed with the Commission on November 8, 2019 and incorporated herein by reference.

23.01	Consent of Independent Registered Public Accounting Firm.#

23.02	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.01).

23.03	Consent of Lowenstein Sandler, LLP (included in Exhibit 5.02).

*	Indicates a management contract or compensatory plan or arrangement.
#	Previously filed.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 14, 2019.

TONIX PHARMACEUTICALS HOLDING CORP.

By:	/s/ Seth Lederman
Seth Lederman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Seth Lederman	President, Chief Executive Officer (Principal Executive Officer) and Director	November 14, 2019
Seth Lederman

/s/ Bradley Saenger	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 14, 2019
Bradley Saenger

*	Director	November 14, 2019
Margaret Smith Bell

*	Director	November 14, 2019
Daniel Goodman

*	Director	November 14, 2019
David Grange

*	Director	November 14, 2019
Adeoye Olukotun

*	Director	November 14, 2019
John Rhodes

*	Director	November 14, 2019
James Treco

* Pursuant to the Power of Attorney contained on the signature page to the Registration Statement, as initially filed on October 18, 2019.